Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-261882) and Form S-8 (Nos. 333-238735, 333-254133, 333-262931 and 333-270056) of Inari Medical, Inc. of our report dated January 31, 2024, relating to the consolidated financial statements of LimFlow, S.A. which appears in this Form 8-K/A.

/s/ BDO USA, P.C.

Costa Mesa, California
January 31, 2024